INVESTMENT ACCOUNTING AGREEMENT

THIS AGREEMENT is made effective as of     , 2010, by and between STATE STREET BANK AND TRUST COMPANY, a trust company chartered under the laws of the commonwealth of Massachusetts, having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (“State Street”), and WASATCH FUNDS TRUST, a business trust organized under the laws of the commonwealth of Massachusetts, having its principal office and place of business at 150 Social Hall Avenue, Suite 400, Salt Lake City, Utah 84111 (“Trust”).

WITNESSETH:

WHEREAS, Trust desires to appoint State Street as its agent to perform certain investment accounting and recordkeeping functions for the investment securities, other non-cash investment properties, and monies (the “Assets”) of the Trust’s investment portfolio or portfolios (each a “Portfolio”, and collectively the “Portfolios”); and

WHEREAS, State Street is willing to accept such appointment on the terms and conditions hereinafter set forth; and

WHEREAS, Trust has retained Wasatch Advisors, Inc. (the “Investment Adviser”) to provide investment advisory services to the Trust;

NOW THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

SECTION 1 APPOINTMENT OF AGENT. Trust hereby appoints State Street as its agent to perform certain investment accounting and recordkeeping functions relating to portfolio transactions required of a duly registered investment company under Section 31(a) of the Investment Company Act of 1940, as amended, and the rules and regulations from time to time adopted thereunder (the “1940 Act”) and to calculate the net asset value of the Portfolios in accordance with the provisions of Section 3 hereof.

SECTION 2 REPRESENTATIONS AND WARRANTIES.

SECTION 2.1 TRUST REPRESENTATIONS AND WARRANTIES. Trust hereby represents, warrants and acknowledges to State Street:

1)	That it is a business trust duly organized and existing and in good standing under the laws of its state of organization, and that it is registered under the 1940 Act; and

2)

That it has the requisite power and authority under the Declaration of Trust, By-Laws or other governing documents of Trust (“governing documents”), and applicable law to enter into this Agreement; it has taken all requisite action necessary to appoint State Street as investment accounting and recordkeeping agent; this Agreement has been duly executed and delivered by Trust; and this Agreement constitutes a legal, valid and binding obligation of Trust, enforceable in accordance with its terms.

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SECTION 2.2 STATE STREET REPRESENTATIONS AND WARRANTIES. State Street hereby represents, warrants and acknowledges to Trust:

1)	That it is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts; and

2)

That it has the requisite power and authority under applicable law, its charter and its bylaws to enter into and perform this Agreement; this Agreement has been duly executed and delivered by State Street; and this Agreement constitutes a legal, valid and binding obligation of State Street, enforceable in accordance with its terms.

SECTION 3 DUTIES AND RESPONSIBILITIES OF THE PARTIES.

SECTION 3.1 DELIVERY OF ACCOUNTS AND RECORDS. Trust will turn over or cause to be turned over to State Street all accounts and records needed by State Street to perform its duties and responsibilities hereunder fully and properly. State Street shall assist Trust in determining the types of accounts and records needed by State Street to perform its duties and obligations hereunder. State Street may rely conclusively on the completeness and correctness of such accounts and records.

SECTION 3.2 ACCOUNTS AND RECORDS. State Street will prepare and maintain, under the direction of and as interpreted by Trust, Trust’s or Portfolio’s accountants and/or other advisors, in complete, accurate and current form such accounts and records: (1) required to be maintained by Trust with respect to portfolio transactions under Section 31(a) of the 1940 Act; (2) required as a basis for calculation of each Portfolio’s net asset value; and (3) as otherwise agreed upon by the parties. Trust will advise State Street in writing of all applicable record retention requirements, other than those set forth in the 1940 Act. State Street will preserve such accounts and records during the term of this Agreement in the manner and for the periods prescribed in the 1940 Act or for such longer period as is agreed upon by the parties. Trust will furnish, in writing or its electronic or digital equivalent, accurate and timely information needed by State Street to complete such accounts and records when such information is not readily available from generally accepted securities industry services or publications.

SECTION 3.3 ACCOUNTS AND RECORDS PROPERTY OF TRUST. State Street acknowledges that all of the accounts and records maintained by State Street pursuant hereto are the property of Trust, and will be made available to Trust for inspection or reproduction within a reasonable period of time, upon demand. State Street will assist Trust’s independent auditors, or upon the prior written approval of Trust, or upon demand, any regulatory body, in any requested review of Trust’s accounts and records but Trust will reimburse State Street for all expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from Trust of the necessary information or Proper Instructions, State Street will supply information from the books and records it maintains for Trust that Trust may reasonably request for tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as Trust and State Street may agree upon from time to time. At Trust’s expense at an hourly rate per State Street employee as agreed in the fee schedule referenced in Section 6 below, State Street will also provide reasonable assistance to Trust’s oversight personnel, and reasonable access to State Street’s offices by such personnel, for the purpose of auditing State Street’s performance of its duties hereunder, including the systems, disclosure controls and procedures implemented by State Street, but only as they relate to Trust.

SECTION 3.4 ADOPTION OF PROCEDURES. State Street and Trust may from time to time adopt such procedures as they agree upon, and State Street may conclusively assume that no procedure approved or directed by Trust, Trust’s or Portfolio’s accountants or other advisors conflicts with or violates any requirements of the governing documents, prospectus, any applicable law, rule or regulation, or any order, decree or agreement by which Trust may be bound. Trust will be responsible for notifying State Street of any changes in statutes, regulations, rules, requirements or policies which may impact State Street responsibilities or procedures under this Agreement.

SECTION 3.5 VALUATION OF ASSETS. State Street will value the Assets in accordance with Trust’s Proper Instructions utilizing the information sources designated by Trust (“Pricing Sources”) from time to time on a Price Source and Methodology Authorization Matrix in the form attached as Schedule A.

SECTION 3.6 TRAINING. After execution of this Agreement, State Street shall provide initial training to Trust’s oversight personnel, at State Street’s expense with regard to the person(s) providing such training, on the use of State Street’s systems necessary to assist Trust to view its accounting records maintained by State Street. Such training shall be provided at Trust’s offices or such other location as the parties may agree. After execution of this Agreement and prior to its termination, upon request from Trust, State Street shall also provide a list of State Street’s internal training classes for State Street’s employees relating to investment accounting and industry knowledge, and shall provide reasonable access to such classes by Trust’s oversight personnel. State Street reserves the right to limit the number of Trust personnel who may enroll in any such class, and to prohibit participation by Trust personnel if their enrollment would bar participation by State Street employees. Trust shall bear all expenses related to the participation of Trust personnel in such classes.

SECTION 3.7 MAINTENANCE OF EQUIPMENT, PROCEDURES AND PROGRAMS. State Street agrees that it will maintain:

1)	Computer and other equipment necessary or appropriate to carry out its obligations under this Agreement;

2)	Commercially reasonable procedures and systems to safeguard from loss or damage attributable to fire, theft or any other cause the records and other data of the Trust; and

3)	A commercially reasonable business continuation program and disaster recovery plan.

SECTION 4 PROPER INSTRUCTIONS. “Proper Instructions”, which may also be standing instructions, as used throughout this Agreement, shall mean instructions received by State Street from the Trust, the Trust’s investment manager or sub-adviser, as duly authorized by Trust. Such instructions may be in writing signed by the authorized person(s) or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed to from time to time by State Street and the person or entity giving such instructions, provided that the Trust has followed any security procedures agreed to from time to time by the Trust and State Street. Oral instructions will be considered Proper Instructions if State Street reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Trust shall cause all oral instructions to be confirmed in writing. The Trust or the Trust’s investment manager or sub-adviser shall cause its duly authorized officer to certify to State Street in writing the names and specimen signatures of persons authorized to give Proper Instructions. State Street shall be entitled to rely upon the identity and authority of such persons until it receives Proper Instruction to the contrary. Unless such Proper Instructions delegating authority to any person to give Proper Instructions specifically limit such authority to specific matters or require that the approval of anyone else will first have been obtained, State Street will be under no obligation to inquire into the right of such person, acting alone, to give any Proper Instructions whatsoever. If Trust fails to provide State Street any such Proper Instructions naming designated representatives, any instructions received by State Street from a person reasonably believed to be an appropriate representative of Trust will constitute valid Proper Instructions hereunder. The term “designated representative” may include Trust’s or a Portfolio’s employees and agents, including investment managers and their employees. Trust will provide upon State Street’s request a certificate signed by an officer or designated representative of Trust, as conclusive proof of any fact or matter required to be ascertained from Trust hereunder. Trust will also provide State Street Proper Instructions with respect to any matter concerning this Agreement requested by State Street. If State Street reasonably believes that it could not prudently act according to the Proper Instructions, or the instruction or advice of Trust’s or a Portfolio’s accountants or counsel, it may in its discretion, communicate such belief to Trust and refrain from acting in accordance therewith.

SECTION 5 INDEMNIFICATION AND LIMITATION OF LIABILITY.

SECTION 5.1 LIMITATION OF LIABILITY OF STATE STREET. State Street shall be held to the standard of reasonable care in carrying out the provisions of this Agreement. However, State Street is not responsible or liable for, and Trust will indemnify and hold State Street harmless from and against, any and all costs, expenses, losses, damages, charges, reasonable counsel fees (including disbursements), payments and liabilities which may be asserted against or incurred by State Street or for which State Street may be held to be liable, arising out of or attributable to:

1)	State Street’s action or inaction pursuant hereto; provided that State Street’s action or inaction was not the result of its negligence or willful misconduct;

2)

State Street’s payment of money as requested by Trust, or the taking of any action that might make it or its nominee liable for payment of monies or in any other way; provided, however, that nothing herein obligates State Street to take any such action or expend its own monies except in its sole discretion;

3)

State Street’s action or inaction hereunder in accordance with any Proper Instruction, advice, notice, request, consent, certificate or other instrument or paper reasonably appearing to it to be genuine and to have been properly executed, including any Proper Instructions, communications, data or other information received by State Street by means of the Systems, as defined in the Remote Access Services Addendum, or any electronic system of communication;

4)

State Street’s action or inaction in good faith reliance on the advice or opinion of counsel with respect to questions or matters of law, which advice or opinion may be obtained by State Street from counsel for Trust at the expense of Trust, or from counsel for State Street at the expense of State Street, or on the Proper Instruction, advice or statements of any officer or employee of Trust, or Trust’s accountants or other authorized individuals;

5)

Any error, omission, inaccuracy or other deficiency in the Trust’s accounts and records or other information provided to State Street by or on behalf of the Trust, including the accuracy of the prices quoted by the Pricing Sources, or the information supplied by Trust to value the Assets, or the failure of Trust to provide, or provide in a timely manner, any accounts, records, or information needed by State Street to perform its duties hereunder;

6)

Trust’s refusal or failure to comply with the terms hereof (including without limitation Trust’s failure to pay or reimburse State Street under Section 5 hereof if, after final adjudication, Trust is found liable to State Street), Trust’s negligence or willful misconduct, or the failure of any representation or warranty of Trust hereunder to be and remain true and correct in all respects at all times;

7)

Loss occasioned by the acts, omissions, defaults or insolvency of any broker, bank, trust company, securities system or any other person with whom State Street may deal in connection with the services provided under this Agreement.

SECTION 5.2 OTHER LIMITATIONS.

1)	Neither party shall be liable to the other for consequential, special or punitive damages; and

2)

State Street shall not be responsible or liable for the failure or delay in performance of its obligations hereunder, or those of any entity for which it is responsible hereunder, arising out of or caused, directly or indirectly, by circumstances beyond the affected entity’s reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornadoes, acts of God or public enemy, revolutions, or insurrection.

SECTION 6 COMPENSATION. In consideration for its services hereunder, Trust will pay to State Street the compensation set forth in a separate fee schedule, incorporated herein by reference, to be agreed to by Trust and State Street from time to time, and, upon demand, reimbursement for State Street’s cash disbursements and reasonable out-of-pocket costs and expenses, incurred by State Street in connection with the performance of services hereunder.

SECTION 7 TERM AND TERMINATION. Either Trust or State Street may terminate this Agreement by notice in writing, delivered or mailed, postage prepaid, to the other party and received not less than sixty (60) days prior to the date upon which such termination will take effect, provided, however, that the Trust may (i) terminate this Agreement as to one or more Portfolios by giving notice as described above to State Street, but such termination of this Agreement with respect to any given Portfolio shall in no way affect the continued validity of this Agreement with respect to any other Portfolio, or (ii) immediately terminate this Agreement in the event of the appointment of a conservator or receiver for State Street by the Comptroller of the Currency or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

Upon termination hereof:

1)	Trust will pay State Street its fees and compensation due hereunder and its reimbursable disbursements, costs and expenses paid or incurred to such date;

2)	Trust will designate a successor (which may be Trust) by Proper Instruction to State Street; and

3)

State Street will, upon payment of all sums due to State Street from Trust hereunder or otherwise, deliver all accounts and records and other properties of Trust to the successor, or, if none, to Trust, at State Street’s office. Records maintained in electronic form on State Street’s systems shall be delivered in machine readable form.

In the event that accounts, records or other properties remain in the possession of State Street after the date of termination hereof for any reason other than State Street’s failure to deliver the same, State Street is entitled to compensation for storage thereof during such period, and shall be entitled to destroy the same if not removed by the Trust within thirty (30) days after written demand.

SECTION 8 GENERAL.

SECTION 8.1 INTERPRETIVE AND ADDITIONAL PROVISIONS. In connection with the operation hereof, State Street and Trust may from time to time agree on such provisions interpretive of or in addition to the provisions hereof as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

SECTION 8.2 ADDITIONAL PORTFOLIOS. In the event that Trust establishes one or more additional Portfolios, or the Investment Adviser wishes to add one or more additional open-end management investment companies (“New Fund”), with respect to which it desires to have State Street render services as recordkeeper under the terms hereof, Trust, or the Investment Adviser in the case of a New Fund, shall so notify State Street in writing. Upon written acceptance by State Street, such Portfolio or New Fund shall become subject to the provisions of this Agreement to the same extent as the existing Trust and Portfolios, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Trust and its Portfolios) may be modified with respect to each additional Portfolio or New Fund in writing by the Trust and State Street at the time of the addition of the Portfolio or New Fund. State Street agrees that it will accept additional Portfolios or New Funds provided that (1) the types of securities held by such Portfolios or New Funds, and (2) the services to be provided by State Street hereunder, are substantially the same as the types of securities and services relating to the existing Portfolios and Trust.

SECTION 8.3 MASSACHUSETTS LAW TO APPLY. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts.

SECTION 8.4 NOTICES. Any Proper Instruction, notice, communication or other instrument required to be given hereunder may be (a) delivered in person to the offices of the parties as set forth herein during normal business hours; or (b) effected directly between electro-mechanical or electronic devises as provided in Section 4 hereof; or (c) delivered prepaid registered mail (in which case it shall be deemed to have been served at the expiration of five business days after posting); or (d) delivered by telecopy (in which case it shall be deemed to have been served on the business day after the receipt thereof). Each party hereto shall designate from time to time the person(s) and address(es) for Proper Instructions and other communications related to the daily operations. Proper Instructions and other communications related to this Agreement (including, but not limited to termination, breach, or default) shall be delivered at the following addresses or such other addresses as may be notified by any party from time to time.

To Trust:	To State Street:

WASATCH FUNDS TRUST	STATE STREET BANK AND TRUST COMPANY
150 Social Hall Avenue, Suite 400	801 Pennsylvania Avenue
Salt Lake City, UT 84111	Kansas City, MO 64105
Attention: Russell L. Biles	Attention: Vice President, Investment Accounting
Telephone: 801-533-0777, ext. 5519	Telephone: 816-871-4100
Telecopy: 801-533-9828	Telecopy: 816-871-9675

SECTION 8.5 REPRODUCTION OF DOCUMENTS. This Agreement and all schedules, addenda, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 8.6 REMOTE ACCESS SERVICES ADDENDUM. State Street and Trust agree to be bound by the terms of the Remote Access Services Addendum attached as Schedule B hereto.

SECTION 8.7 ASSIGNMENT. Except as otherwise set forth herein, this Agreement may not be assigned by either party without the written consent of the other, except that State Street may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with State Street. State Street shall have the right to delegate and sub-contract for the performance of any or all of its duties hereunder, provided that State Street shall remain responsible for the performance of such duties and all the terms and conditions hereof shall continue to apply as though State Street performed such duties itself, and further provided that State Street provides prior notice of such sub-contract to Trust.

SECTION 8.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute but one and the same Agreement.

SECTION 8.9 SEVERABILITY. If any provision in this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

SECTION 8.10 EACH PORTFOLIO A SEPARATE PARTY. Each Portfolio will be regarded for all purposes hereunder as a separate party apart from each other Portfolio. Unless the context otherwise requires, with respect to every transaction covered hereby, every reference herein to Portfolio is deemed to relate solely to the particular Portfolio to which such transaction relates. Under no circumstances will the rights, obligations or remedies with respect to a particular Portfolio constitute a right, obligation or remedy applicable to any other Portfolio. The use of this single document to memorialize the separate agreement as to each Portfolio is understood to be for clerical convenience only and will not constitute any basis for joining the Portfolios for any reason.

SECTION 8.11 ENTIRE AGREEMENT. This Agreement and the attached Schedules contain the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

SECTION 8.12 WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

SECTION 8.13 AMENDMENT. This Agreement may be modified or amended from time to time by mutual written agreement signed by the parties hereto.

SECTION 8.14 LIMITATION OF TRUST’S LIABILITY. All parties hereto are expressly put on notice of the Trust’s Declaration of Trust (and all amendments thereto), a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and Trust liability contained therein. This Agreement is executed on behalf of the Trust by a Trust’s officer as an officer and not individually and the obligations imposed upon the Trust and Portfolios by this Agreement are not binding upon any of the Trust’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the applicable Portfolio of the Trust, and persons dealing with the Trust must look solely to the assets and property of the subject Portfolio for the enforcement of any claims.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers.

WASATCH FUNDS TRUST	STATE STREET BANK AND TRUST COMPANY

By:	By:

Name:	Name:

Title:	Title:

SCHEDULE A PRICE SOURCE AND METHODOLOGY AUTHORIZATION MATRIX Daily Valuation: Mutual Funds and Insurance (NAVigator; PAM for Mutual Funds)

Instructions: Please indicate the primary, secondary and tertiary source to be used by State Street in calculating market value of investment for each legal entity in the Client Relationship identified below. If the security type is not held (or, in the case of a mutual fund, not allowed by the fund prospectus), please indicate N/A. NOTE: If an Investment Manager is a Pricing Source, please specify explicitly. If the Client has more than one account or portfolio, each will be priced in accordance with the instructions given below unless otherwise indicated. If the accounting platform used for the Client is MCHorizon, then State Street performs a Data Quality review process as specified in the Sources Status Pricing Matrix on the NAVigator Pricing System which specifies pricing tolerance thresholds, index and price aging details. The Sources Status Pricing Matrix will be provided for your information and review. In the absence of an Instruction to the contrary, State Street shall be entitled to rely on the Instructions contained in this Price Source and Methodology Authorization Matrix for each additional legal entity within the client relationship to whom State Street provides pricing services from time to time.

Security Type	Primary Source	Secondary Source	Tertiary Source	Pricing Logic	Pricing Default Logic	Valuation Point
EQUITIES
U. S. Listed Equities (NYSE, AMEX)						Market Close
U.S. OTC Equities (Nasdaq)						Market Close
Foreign Equities
Listed ADR’s
FIXED INCOME
Municipal Bonds
US Bonds (Treasuries, MBS, ABS, Corporates)
Eurobonds/Foreign Bonds
OTHER ASSETS
Options
Futures
Non – Listed ADR’s
EXCHANGE RATES

FORWARD POINTS

CLIENT RELATIONSHIP:		STATE STREET BANK AND TRUST COMPANY
Legal Entity (if more than one, please list on page 2)
		ACCEPTED:	Vice President
AUTHORIZED BY:	Authorized Officer
		EFFECTIVE DATE:	/ / (supersedes prior matrices)

SCHEDULE A PRICE SOURCE AND METHODOLOGY AUTHORIZATION MATRIX Daily Valuation: Mutual Funds and Insurance (NAVigator; PAM for Mutual Funds)

LIST OF LEGAL ENTITIES IN THE CLIENT RELATIONSHIP

LEGAL ENTITY	NAME OF AUTHORIZED SIGNER IF DIFFERENT THAN PAGE 1	SIGNATURE OF AUTHORIZED SIGNER IF DIFFERENT THAN PAGE 1

Explanation of Fields

Client:	Indicate the legal entity name of the Client. If there are multiple legal entities for one client relationship, please list each Legal Entity on p. 2. If a single legal entity encompasses multiple portfolios/accounts/series, any of which are to be priced differently, please so indicate.
Primary Source:	Indicate the primary source for prices for the security type. If an Investment Manager is a pricing source, please specify explicitly.
Secondary Source:	Indicate the secondary source for prices for the security type. If an Investment Manager is a pricing source, please specify explicitly.
Tertiary Source:	Indicate the tertiary (3rd level) source for prices for the security type. If an Investment Manager is a pricing source, please specify explicitly.
Pricing Logic:	Indicate the price type to be referenced for the security type: Ask, Bid, Close, Evaluated Mean, Last Sale, amortized cost, etc.
Pricing Default Logic:	Indicate the price type to be referenced for the security type: Ask, Bid, Close, Evaluated Mean, Last Sale, amortized cost, etc. in the instance where the preferred price type is not available
Valuation Point:	Indicate time of day: Market Close, End of Day, specific time and time zone.
Authorized By:	Provide the signature of the person authorizing the completion of the Price Source Authorization. If multiple legal entities are listed on p. 2, please provide the signature of an authorized person in each case, if necessary.
Date:	Indicate the date the Price Source Authorization was completed

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